Exhibit p(4)

5.0 CODE OF ETHICS

Trusco's primary responsibility has always been and will continue to be the protection of client assets.

The primary responsibility of each Trusco officer, employee, and designated
"associated" individual, is to carry out his or her duties in an ethical and diligent manner that is designed to obey all regulations and protect and enhance client relationships. Furthermore, each individual is expected to apply the same principles and moral codes in all personal and social pursuits.

The Trusco Code of Ethics and Personal Trading Policy and Procedures (the
"Code") has been in place for many years, and is continually re-evaluated for its effectiveness and efficiency as our business lines, client bases, the financial industry and regulatory mandates all become more complex.

The Code is not simply a regulatory compliance statement that applies certain explicit business standards. The Code addresses the entire Trusco Compliance
Program and underscores the general guidelines, principles and standards that have been designed to further assist individuals with implicit regulatory, corporate, and personal directives.

All officers, employees and designated personnel are subject to the Code rules and regulations regardless of position, length of employment, area or expertise, etc. The Code is also reflective of SunTrust Banks, Inc. corporate codes and business values, and thus all applicable personnel are held to the highest standards of business and personal integrity at all times and without exception.

Trusco takes great pride in its reputation and we are confident that applicable personnel will comply with all regulatory and firm specific rules and procedures. The Code is fully supported by senior management and is constantly reinforced through active business and compliance communications and periodic education and training.

Violations of any regulations, policies and procedures, will not be taken lightly and ignorance of the requirements or poor memory retention are insufficient excuses. All violations will be addressed and resolved by senior compliance and business management (as deemed appropriate) as quickly as possible.

The Chief Compliance Officer is now held responsible and liable for implementing and supervising policies and procedures. In addition, the SEC and other regulators require proof that any policy or procedure violations carry the appropriate penalty actions. Such actions may include but are not limited to:
personal trading restrictions, loss of salary/bonus/general compensation, fines, suspension, termination, criminal and/or civil legal actions.

Trusco places its trust and future in our hands. We must at all times conduct ourselves in a manner that will ensure regulatory adherence, promote client confidence, and support firm and personal high ethical standards.

Deborah A. Lamb
Managing Director
Chief Compliance Officer

January 2005

5.1      INTRODUCTION:

CODE OF ETHICS AND PERSONAL TRADING POLICY

As Trusco employees, we frequently encounter a variety of ethical and legal questions. There are no shortcut formulas or automatic answers to the choices we have to make in business today, however, we should decide the answer to these questions in ways that are consistent with Trusco's values. In some instances, the Code of Ethics and Personal Trading Policy will only be able to provide a baseline standard for our actions, but underpinning these guidelines are the values we share as Trusco employees:

     o    Dedication to every client's success

     o    Trust and personal responsibility in all relationships

As simple statements, our values may not provide obvious answers in all situations, but they provide, or should provide, clear reasons why we make the choices we do. You will have many opportunities to make such choices in situations that are not covered by these guidelines. You will not, however, come across a major decision at Trusco where our values would not be applicable.
Because of the values we share, you will never encounter a situation where actions contrary to our guidelines are acceptable.

At Trusco, the Chief Executive Officer and senior executives are responsible for setting standards of business ethics and overseeing compliance with these standards. It is every individual's responsibility to comply with these standards. In all instances, every employee must obey the law and act ethically.

Our industry continues to undergo significant changes. As a whole, these changes make the ways in which we do business more complex. Because of the continuing need to reassess and clarify practices, the contents of these guidelines will be updated as needed. Because rapid changes in our industry constantly present new ethical and legal issues, no set of guidelines should be considered the absolute last word under all circumstances. If you have any questions about interpreting or applying the standards set forth in the Code of Ethics and Personal Trading
Policy it is your responsibility to consult your supervisor or Trusco
Compliance.

5.2 CODE OF ETHICS AND PERSONAL TRADING POLICY

Trusco Capital Management, Inc. (the "Adviser") has confidence in the integrity and good faith of all of its directors, officers and employees. However, the
Adviser recognizes those individuals may have knowledge of present or future portfolio transactions and, in certain instances , the power to influence portfolio transactions made on behalf of one or more of the STI Classic Funds and the STI Classic Variable Trust, (the "Funds"); common/collective funds; and
all other individually managed accounts, collectively referred to as (the
"Accounts"). Such knowledge could place those individuals, (if they engage in personal transactions in securities that are eligible for investment by clients), in a position where their personal interests may conflict with those of the Adviser's clients.

In view of the foregoing, and in accordance with Rule 204A-1 of the Investment
Advisers Act of 1940, and of the provisions of rule 17j-1(b)(1) under the
Investment Company Act of 1940 (collectively defined as the "1940 Act"), the
Adviser has determined to adopt this Code of Ethics. This Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for or the appearance of such a conflict, and establishes reporting requirements and enforcement procedures.

I.   DEFINITIONS.

     (1)  "Access Person" shall mean each full/part-time employee, director, officer, contractors of the adviser, and employees of affiliates who are located at Trusco Capital offices and/or perform most of their job functions on behalf of Trusco Capital Management.

     (2)  "Beneficial ownership" of a security generally is to be determined in the same manner as it is for purposes of Section 16 of the Securities
          Exchange Act of 1934. A person should consider him or herself the
          BENEFICIAL OWNER of any securities in which that person has a direct or indirect pecuniary interest. This includes, but is not limited to accounts held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of

          any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power in a capacity outside the scope of his or her employment. THIS ALSO
          INCLUDES ALL 401K, IRA, OR ANY OTHER SELF-DIRECTED RETIREMENT
          ACCOUNTS.

     (3)  "Initial Public Offering" ("IPO") means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15 (d) of the Securities
          Exchange Act of 1934.

     (4)  "Federal Securities Laws" means the Securities Act of 1933, the
          Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the
          Investment Company Act of 1940, the Investment Advisers Act of 1940,
          title V of the Gramm-Leach-Bliley Act, any rules adopted by the
          Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury.

     (5)  "Private Placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section
          4(6) in the Securities Act of 1933.

     (6)  "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.

     (7)  "Security" shall have the same meaning as set forth in Section
          2(a)(36) of the 1940 Act, including private placements thereof, except that it SHALL NOT INCLUDE securities issued by the Government of the
          United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, money market funds, high quality short-term debt instruments, including repurchase agreements;
          and Exchange Traded Funds (ETFs), including but not limited to SPDRS,
          QQQ, Diamonds, WEBS, XAX.

     (8)  "Security held or to be acquired" by the trusts or any fund means (A)
          any security (as defined herein) which, within the most recent three days prior to and three days after the Access person's transaction,
          (i) is or has been held by any client advised by the Adviser, or (ii)
          is being or has been considered by

          the Adviser for purchase on behalf of clients; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

     (9)  A Security is "being purchased or sold" by/on behalf of clients, from the time a purchase or sale program has been communicated to the person who places the buy and sell orders for/on behalf of clients until the time when such program has been fully completed or terminated.

     (10) A NON-PROPRIETARY mutual fund is a fund that is NOT managed by Trusco or any other SunTrust Banks Inc. affiliates.

     (11) Market Timing Abuse is defined as excessive short-term trading in mutual funds. Such activities can be detrimental to long-term shareholders, and consequently, investment advisers must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading.

II. STATEMENT OF GENERAL PRINCIPLES.

          In recognition of the trust and confidence placed in the Adviser by all clients (any person(s) or organization who has signed an investment management agreement with Trusco or SunTrust where a Trusco access person is managing the assets) and shareholders (those owning shares of any mutual fund or common/collective fund managed by the adviser) of the Funds and to give effect to the Adviser's belief that its operations with respect to all Clients should be directed to the benefit of the Clients and shareholders of the Funds, the Adviser hereby adopts the following general principles to guide the actions of its directors, officers and employees.

     (1)  The interests of all clients and shareholders of the Funds are paramount to the personal interests of the Adviser's Access Persons, all of whom must conduct themselves and their operations to give maximum effect to this principle by assiduously placing the interests of clients and shareholders before their own.

     (2)  This code serves as your standards of business conduct and our fiduciary obligations of all Access Persons.

     (3)  All Access Persons are required to immediately report any violations of this code to the Chief Compliance Officer.

     (4)  All Access Persons are required to comply with applicable Federal
          Securities Laws.

     (5)  All personal transactions in securities by the Adviser's Access
          Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such persons with the interests of clients and shareholders of the Funds.

     (6)  All of the Adviser's Access Persons must avoid actions or activities that allow, or appear to allow, any such person to profit or benefit from his or her position with respect to clients, or that otherwise bring into question the person's independence or judgment.

     (7)  Market timing abuse in any/all mutual funds regardless of whether the funds are internal (managed by Trusco and/or a SunTrust Banks, Inc.
          affiliate) or external (managed by any non-affiliated entity) is strictly prohibited.

     (8)  Short Term trading in any/all positions is discouraged and, in general, all transactions must be held for a period of 60 days or more. (This includes options and futures transactions.)

     (9)  No Access Person may knowingly engage in personal trading in any security that has been traded by the firm in the prior 3 full trading days or that it is anticipated or there is a strong possibility for client and/or fund trading in that security in the following 3 full trading days. (That is, no employee may execute a personal trade on
          Monday knowing that a fund manager will be trading in the security within the next 3 business days.)

III. PROHIBITED PURCHASES AND SALES OF SECURITIES.

     (1)  No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Account advised by the Adviser:

          (A)  Employ any device, scheme or artifice to defraud such Account;

          (B)  Make to such Account any untrue statement of a material fact or omit to state to such Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (C)  Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Account; or

          (D)  Engage in any manipulative practice with respect to such Account.

     (2)  Subject only to Section IV (2) of this Code, no Access Person shall purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquires any Beneficial
          Ownership, within the greater of 72 hours or 3 business days before the time that the same (or a related) security is being purchased or sold by/on behalf of any client. No Access Person shall purchase or sell a company's fixed income security if any Account advised by the
          Adviser has purchased or sold the same company's equity within the same 3 day period.

     (3)  Access Persons are generally prohibited from purchasing and/or acquiring beneficial ownership of securities as part of an initial public offering by the issuer. This includes both equity and fixed income securities.

     (4)  No Access Person may submit "good-til-cancel" (GTC) or other similar transactions that would/could remain active into the next trading day.

     (5)  No Access Person may participate in a block trade.

IV. PRE-CLEARANCE OF PERSONAL TRANSACTIONS.

     (1)  Except as provided in Section IV (2) of this Code, each Access Person must pre-clear each proposed personal transaction in Securities with the Adviser's designated Review Officer prior to proceeding with the transaction. No such transaction in Securities may be effected without the prior written approval of the Review Officer. All pre-clearance approvals are valid only for the date that the pre-clearance is granted. In determining whether to grant such approval, the Review
          Officer shall refer to all

          relevant Sections of this Code, including Section IV (3), below.

     (2)  The requirements of Section IV (1) shall not apply to the following personal transactions:

          (A)  Purchases or sales of 100 shares or fewer of an equity security or $5000 or less of a fixed income security. (SUBJECT TO
               RESTRICTIONS IN IV. (3) (D). In addition, you may not engage in such transactions, as a means of avoiding pre-clearance
               requirements.)

          (B)  Purchases or sales of non-proprietary Registered Open-Ended
               Mutual Funds, Closed End Funds, or EXCHANGE TRADED FUNDS (ETFS)s,
               including but not limited to SPDRS, QQQ, Diamonds, WEBS, XAX.
               This does not mean employees are exempt from market timing and other restrictions. All employees must obey all laws at all times. (See section V. for important information regarding Mutual
               Funds.)

          (C)  Purchases or sales of treasury bills, notes, bonds and other government related debt instruments, such as Commercial Paper,
               Bank CDs, or Bankers Acceptance instruments.

          (D)  Purchases or sales over which the Access Person has no direct or indirect control or influence;

          (E)  Purchases or sales which are non-volitional on the part of either the Access Person or any fund, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call;
               (notification and reporting are required.) NOTE: ANY OPTIONS
               EXERCISED AT YOUR DISCRETION MUST FOLLOW STANDARD PRE-CLEARANCE
               REQUIREMENTS.

          (F)  Purchases which are part of an automatic dividend reinvestment plan;

          (G)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer
               (notification and reporting are required).

     (3)  The following personal transactions shall be pre-cleared by the Review
          Officer:

          (A)  Transactions which do not violate the provisions of section III
               (1) of this Code, are not subject to section III (2), (3), or (4)
               of this Code and which appear upon reasonable inquiry and
               investigation to present no reasonable likelihood of harm to any
               Fund advised by the Adviser;

          (B)  Transactions otherwise permitted are Securities which are:

               (i)  Securities that are not generally eligible for purchase or sale for any client or fund advised by the Adviser due to
                    regulations, investment objectives, and/or policies and
                    investment restrictions of the Accounts. Access Persons may be periodically restricted from engaging in such security
                    transactions for an indefinite period of time.

          (C)  Only the Senior Compliance Officer and/or President, or designee, may make any exceptions if a pre-approval for a purchase or sale is declined. However, exceptions will only be granted if the
               Access Person provides sufficient information and documentation to support the extenuating circumstances exemption and it is determined that there is no violation of any regulatory
               requirements and there is no disadvantage to client trading.

          (D)  All security positions if ownership exceeds 500 shares of any single equity or equivalent position. All security positions if ownership exceeds $25,000 of any single fixed income or
               equivalent position. (That is if your ownership reaches the stated limit(s) in any one position, the exemption for 100 shares or $5000 bonds is no longer applicable or granted. Pre-clearance on ALL successive positions would be required.)

          (E)  All private placement transactions, regardless of size, must be approved by the Chief Compliance Officer, or designee.

V. MUTUAL FUNDS.

     (1)  All Access Persons are prohibited from short-term trading in ALL mutual funds as defined as:

          (A)  Requesting two full cycle transactions (either a purchase and redemption, or an exchange in and out) of any Fund within 60 days, or

          (B)  Requesting three full cycle transactions (either a purchase and redemption, or an exchange in and out) of any Fund during any 90 day continuous period.

           NOTE: IF A MUTUAL FUND THAT YOU ARE INVESTED IN HAS A STRICTER
           MARKET-TIMING POLICY, THEN YOU MUST ADHERE TO THAT POLICY.

     (2)  If inappropriate short-term trading is discovered, Trusco will immediately assign a 2% redemption fee payable to the Fund. Depending on the circumstances, Trusco may assess an additional fine and access persons may be subject to other non-compliance related restrictions, including termination.

     (3)  To receive a current day's NAV, a Fund must receive your purchase order in proper form before the 4 p.m. Eastern cut off time. This time is strictly enforced.

     (4)  All transactions in proprietary mutual funds or SunTrust stock (STI)
          or bonds, including 401k and/or similar accounts, are required to be disclosed on the "Notification of Execution" report. This report is required to be completed and given to the Review Officer the same day of any transaction. All automatic investments are exempt from this requirement.

VI. REPORTING OBLIGATIONS.

     (1)  The Adviser shall create a list of all Access Persons and maintain for a period of not less than 5 years.

     (2)  Each Access Person shall provide to the Review Officer a complete listing of all securities directly and/or indirectly beneficially owned by such person and all securities accounts within 10 days of hire, transfer from a SunTrust affiliate, or current SunTrust employee whose job functions are mostly executed on Trusco Capital premises.
          Thereafter, each Access Person must reaffirm and update this information annually and must submit a signed acknowledgement to the
          Review Officer no later than January 31 of each year. All information must be

          current within 45 days prior to the day the report is submitted.

          (A)  Each Access Person shall report the following information in their holding report: the title and type of security, and as applicable the exchanges ticker symbol or CUSIP number, number of shares, and principal amount of each security, mutual fund, and close-end fund; the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the access person's direct or indirect benefit; and
               the date the Access Person submits the report.

     (3)  Notice of Execution Reports shall be completed, as required, in accordance with Section V (4) of this code.

     (4)  Pre-clearance Request Forms shall be completed, as required, in accordance with Section IV of this code.

     (5)  Private Placement Request Forms shall be completed, as required, in accordance with Section IV (3) (E) of this code.

     (6)  New Account Opening Reports shall be completed, as required, in accordance with Section VII (3) (A) of this code.

     (7)  Each Access Person shall report, in the manner and form set out in
          Section VIII of this Code, all transactions in Securities which the person has, or by reason of such transaction acquires or relinquishes, any direct or indirect beneficial ownership.

VII. ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

     (1)  No Access Person shall give or receive any gift or other item except in accordance with the Trusco Gifts and Entertainment Policy.

     (2)  Generally, no Access Person may accept a position as a director or trustee of a publicly-traded company whether or not the position provides compensation in any form. Exceptions to this policy are not permitted without prior written approval by the Adviser (and, if applicable, by the Board of Trustees of the Funds).

     (3)  Each Access Person is required to direct each brokerage firm or bank at which such person maintains a securities related account that the
          Access Person has direct or indirect beneficial interest in to send duplicate copies of each person's confirmations and statements to the
          Review Officer.

          (A)  With respect to any account established by an Access Person for the direct or indirect benefit of the Access Person, the name and address of the broker, dealer or bank with whom the Access Person established the account; the date the account was established;
               and the date the report was submitted. A report must be submitted to the Review Officer within 10 days of the account opening.

VIII.REPORTS.

     (1)  The quarterly reports for transactions described in Section IV (3) and
          Section VI (3) of this Code shall be filed by all Access Persons with the Review Officer. The Review Officer shall file quarterly reports with respect to his or her own personal securities transactions with the Chief Compliance Officer, President of the Adviser, or designee, who shall act in all respects in the manner prescribed herein for the
          Review Officer.

     (2)  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security or securities to which the report relates.

     (3)  Every Access Person shall include in such report the name of any publicly-owned company or any company anticipating a public offering of its equity securities and the total number of its shares beneficially owned by him or her if such total ownership is more than
          1/2 of 1% of the company's outstanding shares.

     (4)  Each report shall be filed not later than 10 business days after the end of each calendar quarter and shall contain the following information:

          (A)  The date of each transaction required to be reported, the title and as applicable the exchange

               ticker symbol or CUSIP number, interest rate and maturity date, number of shares or principal amount of each security, mutual fund, and close-end fund involved;

          (B)  The nature of each transaction required to be reported (whether purchase, sale or any other type of acquisition or disposition);

          (C)  The price at which each such transaction was effected;

          (D)  The exchange on which the security traded;

          (E)  The name of the broker, dealer or bank with or through whom each such transaction was effected; and

          (F)  The date of the report and the signature of the person making the report.

     (5)  If no reportable transactions occurred during a quarter, the Access
          Person shall sign, date, and return the report so stating.

IX. REVIEW AND ENFORCEMENT.

     (1)  The Review Officer shall compare all personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of client accounts for the relevant time period to determine whether a violation of this Code may have occurred.
          Before determining that a violation has been committed by any person, the Review Officer shall give such person the opportunity to supply additional explanatory material.

     (2)  If the Review Officer determines that a violation of this Code may have occurred, the Review Officer shall submit such written determination, together with the information upon which the Review
          Officer made the determination and any additional explanatory material provided by the person, to the designated Senior Compliance Officer, who will work with the designated Senior Corporate Officer to determine whether a violation has occurred.

     (3)  If senior managers find that a violation has occurred, management may, after determining the seriousness of the infraction, impose one or all of the following: a) verbal admonishment; b) written

          acknowledgement from the individual that he/she has again reviewed, fully understands, and agrees to abide by all Personal Trading Policy and Procedures; c) written notice to the individual's personnel and compliance files and steps taken to ensure full compliance in the future; d) reversal of the transaction, all profits will be gifted to a charity and all losses will be the responsibility of the employee;
          e) partial or full restriction on all personal trading (that is, the individual would not be permitted to conduct ANY personal trading for a certain period (partial would usually be 6 months or more, full restriction would mean the individual would not be permitted to conduct ANY personal trading for the remainder of his/her association with the firm); f) suspension or termination of employment. Severity of the violation and history, if any, of non-adherence to the policy will be the basis for management's determination of appropriate disciplinary action.

     (4)  No person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself or herself. If a securities transaction of the designated senior compliance and/or corporate officer is under consideration, the next highest officer(s), the Chairman of the Board of Directors, or designee(s) should become the designated officer(s)
          to review the violations and take appropriate action.

     (5)  The Review Officer shall conduct periodic spot checks to ensure that
          Access Persons are not attempting to knowingly front run client and/or fund trading activity by placing personal trades within 3 business days before or after client and/or fund trading.

X. RECORDS.

      The adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the Investment Company Act and Rule 204-2 of the Investment Advisers Act and shall be available for examination by representatives of the Securities and Exchange Commission.

     (1)  A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

     (2)  A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

     (3)  A record of all written acknowledgments as required by Rule 204A-1 for each person who is currently, or within the past five years was, a supervised person of the investment adviser;

     (4)  A record of each report made by an access person pursuant to this code of ethics shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in a easily accessible place.

     (5)  A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

     (6)  A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

     (7)  A copy of each annual report to the Board of Trustees of the Funds will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

5.3 SUNTRUST CODE OF BUSINESS CONDUCT AND ETHICS

POLICY

The SunTrust Code of Business Conduct and Ethics (the "Code") expresses the core values of our company. Each employee of the company must read, understand, and abide by the letter and the spirit of the Code. The honesty, integrity, and sound judgment of our employees are essential to SunTrust's reputation and success. In all situations, employees will act to avoid even the appearance of legal or ethical impropriety.

INTRODUCTION

This Code includes standards for the workplace environment which SunTrust employees are expected to observe and promote as well as standards for each employee's own conduct.

I.   WHAT EMPLOYEES CAN EXPECT FROM SUNTRUST

     SunTrust pledges fair treatment to all employees. Specifically, SunTrust:

     A.   Seeks to promote equal employment and career advancement opportunity, and to eliminate bias on the basis of race, creed, color, gender, religion, age, disability, national origin, veteran status, sexual orientation, or any classification protected by applicable law.

     B.   Maintains ongoing affirmative action programs, and expects managers and all other employees to comply fully with the spirit as well as the provisions of these programs.

     C.   Makes demonstrated ability and qualification the primary basis for selection and promotion.

II.  WHAT SUNTRUST EXPECTS OF EMPLOYEES

     Integrity and high ethical standards are essential in our business.
     SunTrust expects employees to be conscientious and do quality work.
     Employees should:

     A.   Follow the spirit and provisions of the Code. Failing to do so may result in disciplinary action, including termination of employment.

     B.   Avoid illegal conduct in your business and personal life. Immediately notify your manager if you are convicted of a criminal offense involving theft, dishonesty, breach of trust or any other crime that is a felony.

     C.   As you work, keep the best interests of SunTrust in mind.

          1.   Handle company business promptly, and understand the difference between your responsibilities and those actions and decisions you are not qualified or authorized to make. Do not conduct or authorize any business transactions unless you have the authority to do so.

          2.   Be careful when you enter into legal agreements and other
               contracts on behalf of SunTrust. Only do so when it is
               appropriate and you have authorization from your manager.
               Employees have no authority to take action that they know is in violation of any statute, rule or regulation. If you are not sure if you have the authority to act or whether a proposed action has been authorized you should ask for guidance from your manager or, where appropriate, from internal corporate counsel.

     D.   Be truthful and accurate when you file for reimbursement of expenses and follow the relevant policies and guidelines contained in the
          SunTrust Accounting Policy Manual.

     E.   Be truthful and accurate during an internal or external investigation, and maintain the confidentiality of the investigation. Failure to cooperate in an investigation may lead to disciplinary action up to and including termination.

     F.   Comply with policies on harassment, substance abuse and other policies contained in the SunTrust Employee Handbook.

     G.   Perform your duties without discrimination on the basis of race, creed, color, gender, religion, age, disability, national origin, veteran status, sexual orientation or any other classification protected by applicable law. Do not engage in harassment of any kind, including sexual harassment.

     H.   Comply with the company's Information Security Brochure and be diligent in safeguarding the security of our information and physical assets.

III. RESPONSIBILITY OF EMPLOYEES TO AVOID POSSIBLE CONFLICTS OF INTEREST

     You receive compensation and benefits from SunTrust, and must not use your association with the company for other personal gain. If you have questions about an activity that might violate or appear to violate this policy, check with your manager or SunTrust's General Auditor. Follow these guidelines to avoid possible conflicts of interest:

     A.   Ensure that no outside personal, business, charitable, religious, civic, or investment activities conflict with the interests of the company.

          1.   Employees may directly or indirectly sell, purchase, or lease property or services to or from the company only if:

               a.   The transaction is in the ordinary course of business on
                    terms and conditions generally available to the public, less any standard company-approved employee discount.

               b.   The transaction is fair and reasonable to the company at the time it is approved and employees disclose details of the
                    transaction and get prior written approval from a Management
                    Committee member.

          2.   The primary business obligation of employees is to SunTrust, and any activities or investments that detract from this obligation must be avoided. Unless a Management Committee member gives prior written approval, employees must not directly or indirectly:

               a.   Engage in any business activity or make any investment that competes with the business interests or activities of
                    SunTrust. However, employees may make investments without
                    approval of up to

                    one percent of any class of securities traded on any
                    recognized stock exchange or on the NASDAQ/OTC market or for investments in mutual funds generally available to the
                    public.

               b.   Acquire or retain investments or financial interests in any business entity that is or may reasonably be expected to
                    become a customer, competitor, or supplier of SunTrust, if you are in a position to influence decisions between
                    SunTrust and the business entity and have direct contact
                    with that business such as a loan officer, purchasing
                    officer, or their direct supervisor.

               c.   Employees must never trade in a security while in possession of material, nonpublic information about the issuer.
                    Employee trading should not be based upon information that is confidential or proprietary to SunTrust, its subsidiaries or affiliates, its clients, or its counter-parties.

               d.   To avoid even the appearance of impropriety, employees are prohibited from purchasing public offerings where SunTrust or its affiliates have a relationship with the issuer and
                    the employee is involved in that relationship.

     B.   To avoid possible conflicts of interest, and because it is potentially illegal under the Bank Bribery Act, employees must not directly or indirectly solicit money, gifts or other compensation benefiting themselves for business decisions they make for the company or for services that are part of their job. Bribes, kickbacks, or other payments for illegal or unethical purposes cannot be accepted. You should inform a Management Committee member of any offer or gift made to influence or reward you in connection with company business. If you are uncertain as to the application of this provision you should contact your manager.

     C.   In some instances, employees may accept gifts of nominal or reasonable value without risk of corruption or breach of trust. Described below are guidelines for accepting gifts. Generally, employees may accept:

          1.   Gifts, gratuities, amenities, or favors based on obvious family personal relationships (such as those between the parents, children, or spouse of an employee) when the circumstances make it clear that such relationships, rather than the business of the company, are the motive for the gift.

          2.   Meals, refreshments, travel arrangements or accommodations, or entertainment as long as all are of reasonable value, are in the mutual business interest of SunTrust and the other party, and do not create a sense of obligation.

          3.   Gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, religious holiday, etc.

          4.   Advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars, or similar items.

          5.   Employees of SunTrust Securities and SunTrust Capital Markets,
               Inc. are bound by securities regulations with respect to gifts and gratuities and should consult their respective firm's
               policies in that regard.

     D.   Do not serve under a power-of-attorney or as executor, personal representative, trustee or guardian of an estate, trust or guardianship established by anyone other than a family member, without obtaining written permission of your manager.

     E.   Do not accept directorships or positions with for-profit corporations or non-profit organizations or accept employment with outside companies without getting written approval first from your manager.

     F.   Employees may not directly or indirectly obtain credit from a customer, competitor or supplier of SunTrust except when the person granting the credit does so solely as a family member or personal friend independent of any business

          relationship with SunTrust; or the granting of credit is within the ordinary course of business, based on terms generally available to others, given without reference to the assets or credit standing of
          SunTrust, and complies with all applicable laws and SunTrust policies.

     G.   Employees may not directly or indirectly process their own personal banking transactions. (This does not include Employee Internet
          Banking.) In addition, employees may not directly or indirectly process the banking transactions of their family members as well as those transactions of any persons residing in their household.

IV.  DEALINGS BETWEEN EMPLOYEES AND THE COMPANY

     A.   Officers may not directly or indirectly obtain credit (including overdrafts) from SunTrust unless the type of credit desired is permitted by "The Officer Borrowing Policy" as published in the
          SunTrust Credit Policy Manual.

     B.   Employees may not make discretionary decisions (such as approving extensions of credit or overdrafts, waiving service charges or late fees, or purchasing goods or services) with respect to themselves, their relatives, or organizations in which they hold a material management or financial interest.

     C.   When you are publicly stating a personal opinion which might be construed as the opinion of SunTrust, you should make it clear you are speaking only for yourself and not SunTrust.

     D.   SunTrust retains income and royalties as well as copyright ownership and title to all products prepared at company direction.

     E.   Do not give legal, tax, accounting, or investment advice to any customer, UNLESS YOU ARE QUALIFIED AND AUTHORIZED TO DO SO. In
          general, customers should be told to seek professional legal, tax, and accounting advice from their own advisors.

V.   RESPONSIBILITY AS A STEWARD OF OTHER'S FINANCIAL INTERESTS

          Our customers rely on us to maintain confidentiality and exercise prudence when dealing with their financial affairs, funds, and property.

     A.   Employees should ensure that all CONFIDENTIAL AND PROPRIETARY
          INFORMATION they receive in their jobs is used only for "need-to-know"
          purposes and NOT provided to unauthorized persons. This information should also NOT be used for investment, business, charitable, religious, civic, or other purposes unrelated to the business of the company. Confidential and proprietary information should NOT be used as a basis for buying, selling, trading, or recommending the purchase, sale, or trading of any securities of any entity until the public has the same information.

     B.   Employees should ensure that all non-public information concerning the securities, financial condition, earnings, and other performance data of SunTrust remains confidential until provided to the public by
          SunTrust.

     C.   Employees should maintain the confidentiality of information entrusted to them by the company or its customers, except when disclosure is authorized or legally mandated.

VI.  INVESTMENT MANAGEMENT AND FIDUCIARY SERVICES

          SunTrust has various fiduciary obligations to customers and we will adhere to the following guidelines to prevent conflicts of interest between customers and employees:

     A.   Confidential information held in other areas of the company must not be used in investment decisions.

     B.   We will not accept fiduciary or investment management accounts when we believe that a conflict of interest could interfere with proper account administration.

     C.   SunTrust directors, employees, and their family members are not allowed to purchase or lease managed assets, unless they themselves are trustees or beneficiaries of a fiduciary account.

     D.   Employees that provide investment advice or manage fiduciary or investment management accounts must not recommend purchase of SunTrust stock to customers or purchase SunTrust stock on their own discretion for customer accounts.

VII. PRIVACY RIGHTS OF CUSTOMERS

     To protect the rights of customers to privacy, SunTrust expects employees to:

     A.   Securely maintain all files and records which contain customer information.

     B.   Divulge no personal or financial information to others except with proper customer authorization, through proper legal process or regulation, or for permissible credit reporting purposes.

     C.   Fully adhere to the SunTrust corporate policy statement titled
          Protecting the Privacy of our Customers.

VIII. RESPONSIBILITY IN THE MARKETPLACE

     SunTrust will be honest and fair in relations with customers, competitors and suppliers.

     A.   Employees must not give money, gifts of other than nominal value, or unusual hospitality to any customer, competitor, or supplier of
          SunTrust in order to influence that person to favor SunTrust.

     B.   Employees must not lie or provide misleading information to any customer, director, or employee of SunTrust or to any attorney, accountant, auditor, or agent retained by SunTrust or to any government agent or regulator.

     C.   Employees must not engage in discussions or enter into agreements with competitors about prices for services or other competitive policies and practices.

     D.   Employees must try to provide information that is clear, factual, relevant, and honest to help customers select services that meet their needs. All services will be equally available to all customers who meet relevant criteria and standards.

     E.   Confidential information about SunTrust, its shareholders, existing or prospective customers, competitors or suppliers, gained through association with SunTrust, must be used by employees solely for
          SunTrust purposes. Such information must not be provided to any other person or firm, or used for personal, private, business, charitable, or any other purpose.

     F.   Information, advertising, and other statements released to the public by SunTrust must be truthful and not misleading. Media inquiries should be directed to Investor Relations.

     G.   The books, records, and accounts of SunTrust must accurately and fairly reflect the Company's transactions and operations. Employees must not, directly or indirectly, knowingly falsify any company documents.

     H.   SunTrust will seek the prosecution of any employee suspected of embezzlement or misapplication of funds.

IX.  PROFESSIONALISM IN BUSINESS AND PERSONAL MATTERS

     A.   Employees are governed by the SunTrust Code of Business Conduct and
          Ethics and must follow the provisions of the Code in a manner that will protect the integrity and reputation of SunTrust and themselves.

     B.   Employees must not convert property or assets of SunTrust to personal use.

     C.   Employees must manage their own financial affairs responsibly.
          They must disclose to their manager any personal financial problems that might cause embarrassment to the company if they became public knowledge or might affect their judgment concerning company business.

X.   RESPONSIBILITY OF CITIZENSHIP

     A.   SunTrust intends to be a good corporate citizen in every community in which it operates, supporting worthy civic, cultural, educational, social, and other programs contributing to the quality of life.

     B.   Employees are encouraged to exercise their rights and duties as private citizens. Since certain civic activities may adversely affect job performance, employees must obtain written approval from a
          Management Committee member before seeking or accepting any public office and before serving as the chairperson or treasurer of a political campaign committee for any candidate or political party.

     C.   Although employees are encouraged to participate freely and actively in the political process, they must follow all applicable laws, rules, and regulations (including those relating to

          conflicts of interest and ethical improprieties by government officials) and make sure that the activities do not interfere with the employee's ability to perform his or her employment duties.

     D.   No bribe or other compensation to influence a decision or action should be paid to or accepted from any political or government official.

XI. POLITICAL CONTRIBUTIONS

     A.   Federal law prohibits all corporations from making federal political contributions and prohibits national banks from making contributions to federal, state, or local candidates for election. In addition, various state laws further limit the ability of corporations to make political contributions.

     B.   Where lawful, SunTrust may make contributions concerning civic or governmental issues in which SunTrust has a particular interest. These contributions cannot be to candidates for elective office. They may be made only after receiving an opinion from corporate counsel that the contribution is lawful and the prior written approval of a member of the Management Committee.

     C.   Any contributions by SunTrust to candidates for elective public office will require both an opinion from corporate counsel that the contribution is lawful and the prior written approval of SunTrust's chief executive officer.

     D.   Employees may contribute to SunTrust-sponsored political action committees. Employees may contribute on their own behalf to political candidates provided all applicable laws as well as specific departmental policies are followed. Certain employees who assist
          SunTrust in soliciting municipal finance business are subject to additional restrictions on their contributions.

XII. IMPLEMENTATION

          Each employee is responsible for knowing the contents of the Code and following its instructions at all times. The rules of the Code will be enforced through audit, examination, and personnel procedures.
          Employees should address questions in writing concerning whether specific activities are prohibited

          or restricted by the Code to SunTrust's General Auditor.

XIII. RESPONSIBILITY OF EMPLOYEES TO REPORT VIOLATIONS

     If you believe the law and/or the Code is being violated, including concerns regarding questionable accounting or auditing matters, you must report the situation promptly (within 48 hours) to your manager and to the
     General Auditor. If you believe that your welfare and safety will be compromised in reporting instances of suspected misconduct, you should use the SunTrust ALERT line (1-877-283-9251) to report anonymously or confidentially. Your concerns or suspicions are important to the company.
     Reporting the activity will not subject you to discipline, absent a knowingly false report. The General Auditor will conduct an investigation to determine if a violation has occurred. The General Auditor will ensure unbiased treatment of all parties concerned. Such disclosure does not eliminate the obligation to file federal suspicious activity reports or other required regulatory filings.

5.4  INSIDER INFORMATION

5.4.1 INSIDER TRADING

Rule 10b5-1 under the Securities Exchange Act of 1934 creates a presumption that a person aware of material nonpublic information has "used" that information in trading, subject to designated affirmative defenses aimed at showing that the information was not a factor in the trading decision. Rule 10b5-2 defines the type of family or other non-business relationships that give rise to a duty not to "misappropriate" material nonpublic information.

Anyone who is employed by, or performs any duties on behalf of Trusco is subject to these Insider Trading policies.

5.4.2     WHAT IS INSIDER TRADING?

Insider trading is seen as an abuse of an insider's position of trust and confidence, and is harmful to the securities markets resulting in the ordinary investor losing confidence in the market.

Insider trading is prohibited by federal securities regulations so as to maintain the assurance afforded to investors that they are placed on an equal footing and they will be protected against the improper use of insider information.

Tipping of certain information by a Trusco employee to a third party is also prohibited, because the information is given to certain persons and not the public at large.

Normally there are three types of insiders:

     1. True insiders such as research analysts, portfolio managers, and directors;

     2. Quasi insiders such as professional advisers, lawyers, auditors and financial advisers; and

     3. Tippees - those who are given information by an insider.

The information of insiders is that type of information which is likely to affect the price of securities if it were public information. In all cases the necessary

material information should be disseminated to the market/public before the insider deal. Otherwise the insider could publish the information and then act immediately before the market could absorb it. Timing is of the essence and enough time should be given to the public before the insider benefits, alone, from such material information.

Sanctions for insiders could be civil or criminal or both. However, normally there must be actual knowledge by the insider that the information is inside information. In other words, insider dealing must be known and deliberate.

There is no limitation as to the securities covered by the insider trading prohibition and therefore applies to all types of securities, whether listed or unlisted.

5.4.3 POLICY

In certain instances, it has been observed that there is conflict of duties because trading on insider information is prohibited and at the same time there is a duty to trade to protect the interest of your client. This could emerge in cases where a broker or a bank managing a discretionary investment account and he becomes aware of unpublished price sensitive information, there may be a conflict between his duty not to trade and his duty to act in the best interests of his clients. The prohibition of insider trading is usually overriding.

It is the Policy of Trusco Capital Management that all investment decisions regarding the purchase, sale, or retention of publicly traded securities shall be made only on the basis of information available to the general public. No such decision shall be made on the basis of any material inside information concerning securities, which may come into the possession of Trusco Capital
Management personnel, whether such information is obtained intentionally or unintentionally. No employee may trade , either personally or on behalf of others (such as accounts advised by Trusco), in a security with respect to which he or she possesses material, non-public information, nor may such person communicate material, non-public information to others in violation of the law.
Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.

Trusco Capital Management personnel shall not seek access (either directly or indirectly), to Credit Files, Securities Underwriting Files, or other files of
SunTrust Banks for investment decision purposes. Trusco Capital Management personnel shall also avoid discussion with personnel of SunTrust Banks, or any affiliate concerning publicly held corporations, in meetings or in private, which might lead to a disclosure of material inside information concerning such corporations or securities to Trusco Capital Management personnel.

Where personnel come into possession of material inside information concerning publicly held securities, this fact shall be made known promptly to the
President. Appropriate steps shall then be taken to prevent any investment decisions being made on the basis of such information.

These prohibitions do not apply to non-publicly traded securities of closely held corporations, for which Trusco Capital Management has current or prospective fiduciary or advisory responsibility. In such instances, personnel may request access to files of the Bank pertaining to such corporations, but only with the approval of the President.

Substantial corporate resources are devoted toward the analysis of company and industry trends, which should be available to benefit the corporation. Banking personnel are permitted access to the industry and company Trust Files. Unlike
Banking Files, which contain confidential information, all of the information in these files is by its nature data in the public domain. Therefore, the information should be considered available for credit inquiries and the like.
Also, within the realm of public type information would be the working files of
Trusco Capital research analysts, including computer-based files. It is understood that Trusco Capital analysts may also provide certain assistance to
Banking personnel from time to time, based on the above-mentioned publicly available files.

5.4.4 CHINESE WALL

One possible solution for this issue is a Chinese wall between the investment advisory (research or portfolio managers) and the firm's sales department. A
Chinese wall,

if effective, stops confidential information passing from
individuals on one side of the wall to individuals on the other side.

All regulations relating to securities markets are very clear regarding the prohibition of insider trading. This clear stand is based on the philosophy of giving equal information to all investors. Trusco will maintain appropriate controls so that insider information does not disseminate throughout or outside of the Firm.

5.4.5    RULE 10B5-1 "USE" VERSUS "POSSESSION"

In the past, the SEC has maintained in enforcement cases that a trader may be liable under Exchange Act Rule 10b-5 (the principal insider trading prohibition)
for trading while in "knowing possession" of material nonpublic information and that it is not necessary for the government also to prove that the trader "used"
the information for trading.
Rule 10b5-1 provides that a purchase or sale of a security is "on the basis of"
material nonpublic information as required for a violation of Rule 10b-5 if the person making the purchase or sale was "aware" of the information at the time of the purchase or sale, subject to designated affirmative defenses aimed at showing that the information was not a factor in the trading decision. Under
Rule 10b5-1, a defendant found to be "aware" of material nonpublic information at the time of a trade must prove that before becoming aware of the information, he or she had:

     (1) entered into a binding contract to make such trade;

     (2) instructed another person to make the trade for his or her account, or

     (3) adopted a written plan for trading pursuant to which such trade was made. Such a contract, instruction or plan must have either:

         (a) specified the amount to be purchased or sold, the price (which may be a particular dollar price or the market price on a particular date or a limit price) and the date on which the securities were to be purchased or sold (which may be any date during the period a limit order is in effect),

         (b) included a written formula or algorithm or computer program for determining amount, price and date, or

         (c) permitted the trading person to exercise no influence over how, when or whether to effect purchases or sales.

Rule 10b5-1 includes an additional affirmative defense available only to trading parties that are entities. Under this provision, an entity will not be liable if it demonstrates that the individual making the investment decision on behalf of the entity was not aware of the information and that the entity had implemented reasonable "Chinese Wall" policies and procedures to prevent insider trading.

5.4.6 RULE 10B5-2

In Chiarella v. United States (1980), the U.S. Supreme Court held that trading or tipping of information must constitute the breach of a fiduciary duty in order to be illegal under the insider trading prohibitions of Rule 10b-5. In addition to the relationship between a corporate director or officer and the corporation, courts have found the necessary fiduciary duty to exist in several other types of business relationships, including (among others)
employer-employee, attorney-client and the relationship between partners in a partnership. Courts have also found the necessary fiduciary duty to exist in certain non-business relationships based on trust and confidence, such as a psychiatrist-patient relationship.

In United States v. Chestman (2d Cir. 1991), however, the Second Circuit Court of Appeals indicated that a family relationship (in that case, marriage) did not by itself constitute a sufficient relationship of trust or confidence for an insider trading claim and neither did a family relationship plus a unilateral imposition of confidentiality (Wife: "Honey, don't tell anyone about this!"). In so doing, the Second Circuit suggested that the result might be different if family members had a bilateral agreement of confidentiality (Wife: "Do you promise not to tell anyone?" Husband: "I promise.") or there was a prior history or pattern of sharing similar confidences such that one family member had a reasonable expectation that the other would keep those confidences.

Rule 10b5-2 enumerates a non-exclusive list of non-business relationships under which a sufficient duty of trust or confidence will exist. These include:

     1. Whenever a person agrees to maintain information in confidence (a bilateral agreement);

     2. Whenever the person communicating the information and the person to whom it is communicated have a history, pattern or practice of sharing confidences, such that the person communicating the material nonpublic information has a reasonable expectation that the other person would maintain its confidentiality; or

     3. Whenever a person receives or obtains the information from the person's spouse, parent, child or sibling. The rule specifies, however, that the sufficiency of this last category may be rebutted if the defendant proves that the person providing the information "had no reasonable expectation that [the defendant] would keep the information confidential, because the parties had neither a history, pattern or practice of sharing confidences, nor an agreement or understanding to maintain the confidentiality of the information." In other words, a husband accused of breaching a duty of confidence to his wife by trading on information she had passed to him could rebut the presumption by proving that his relationship with his wife was so bad that she had no reasonable expectation that he would not betray the confidence by trading.

5.4.7 PROCEDURES

Because all individuals associated with or performing duties on behalf of Trusco are subject to these Insider Trading policies, each individual is also responsible for the following procedures with respect to thwarting or detecting
Insider Trading rule violations:

     1.   Read and comply with the policies and procedures stated here.

     2.   Make no trades in accounts for which you have direct or indirect beneficial interest in securities for which material non-public information exists.

     3.   Do not disclose any material non-public information to family, friends or clients.

     4.   Notify the Chief Compliance Officer when you suspect a potential violation of insider trading rules.

     5.   Properly document and submit to Trusco Compliance on the appropriate internal forms all outside activities, directorships, and material ownership of a public company (over 5%).

5.4.8 INTERNAL CONTROLS

The Chief Compliance Officer shall be responsible for setting forth policies, procedures, monitoring adherence to the rules of insider trading, pre-clearance of employees' and their dependents' personal security transactions, and the implementation of the Code of Ethics. To this end the CCO, or his or her designee, shall:

1. create, review and revise as need the policies and procedures for detecting and preventing violations to the Insider Trading policies;

2. upon an individual being hired by Trusco and annually thereafter, communicate to all associated individuals or those who perform duties on behalf of Trusco the Firm's policies and procedures related to Insider Trading.

3. document any investigation of possible insider trading violations by recording:

     a.   the name of the Trusco employee involved;
     b.   the security name and symbol;
     c.   any client accounts reviewed;
     d.   the final decision of disciplinary action taken, if any; e. the date the investigation commenced and ended.

4. be responsible for the proper maintenance of watch and restricted lists.

5.4.9 DISCIPLINARY ACTIONS

Any employee, officer, or director who trades in securities or communicates any information for trading in securities, in contravention of these policies may be penalized and appropriate action may be taken by the company.

Employees, officers, or directors of the company who violate Insider Trading
Rules and/or these polices shall also be subject to disciplinary action by the company, which may include ineligibility for future participation in personal security transactions, and possibly termination.

5:5  CLIENT SOLICITATION

Rule 206(4)-3 of the Advisers Act makes it unlawful for any investment adviser to pay a cash fee (this is often referred to as a "finder's fee") to someone who solicits clients unless the adviser and solicitor abide by the following regulations:

     (1)  The adviser must be registered;

     (2)  The solicitor is not subject to court order or any administrative sanction (the "Bad Boy" rule);

     (3)  There is a written agreement between the investment adviser and the solicitor and such agreement is not in violation of the Act;

     (4)  If the solicitor is not an officer or employee of the adviser and is not controlled by the adviser, the solicitor must provide the client with disclosure material on the adviser, and the solicitor must also obtain written receipt of such disclosure pursuant to Rule 204-3 of the Act.

     (5)  The solicitor must provide the client with written information pertaining to the arrangement between the solicitor and the adviser, including any affiliation, the terms of compensation, and the difference, if any, in the advisory fee that is attributable to the solicitation arrangement.

     These are federal regulations. Individual states can and do have different requirements with respect to client solicitation. Trusco requires that any existing or proposed arrangements to pay "finder's fees" be approved by the
     Firm to ensure compliance with existing company policy, as well as any applicable federal and state regulations.

5:5.1 FIXED INCOME

It is the policy of the Fixed Income Division of Trusco not to compensate third parties for client referrals at this time. Decisions to begin this practice will be made by Senior Management.

5:6   CONFLICTS OF INTEREST

5:6.1 CORPORATE MANAGEMENT

BACKGROUND

Out of an agreement between the New York State Attorney General and Merrill
Lynch on May 21, 2002, was born the Investment Protection Principles (the
"Principles"). Most of the principles were the results of findings that certain investment firms and stock analysts had conflicts of interests or secret agendas when making investment decisions for clients, and may have given misleading information to investors, including state pension funds.

The conflicts of interest specific to these principles may arise when money managers handle both public pension funds and corporate 401(k) clients. Some money managers may feel obligated to invest the assets of a public pension account in the securities of their corporate clients, regardless of whether the investment is suitable or not.

A different type of conflict can arise when research analysts are reluctant to disclose negative information about their corporate clients, even though withholding the information could adversely affect public pension fund investments. "The evidence revealed that the analysts writing stock reports at times functioned essentially as sales representatives for the firm's investment bankers, using promises of positive research overage to bring in new clients and stock offerings," (Testimony of New York State Attorney General Eliot Spitzer,
June 26th, 2002, before the Senate Committee on Commerce, Science and
Technology, Subcommittee on Consumer Affairs, Foreign Commerce and Tourism,
Hearing on Corporate Governance).

These principles were designed to keep investment bankers within a broker-dealer from exerting undue influence over research analysts within the same firm, and to discourage prioritization of one type of client over others.

Several states and public pension funds require asset managers to take certain actions and/or certify compliance with the principles as a condition of being appointed manager of public funds.

POLICY

Trusco holds the Investment Protection Principles formulated out of the agreement between Merrill Lynch and Co. and the New York State Attorney General
in high regard. Trusco's adoption of these policies and procedures serves to highlight the ethical structure that has long been encouraged and supported within Trusco.

PROCEDURES

Trusco operates free of any investment banking conflict of interests. Following are the safeguards currently in place which help to ensure the client relationships of an affiliate do not influence investment decisions made by
Trusco:

     o    Trusco has no investment banking division.

     o    Trusco does not conduct investment banking services;

     o    Trusco's research analysts' compensation has no link to any investment banking business. Trusco's Finance Department reviews compensation records to ensure compensation is based only on pre-approved calculations and formulae;

     o    No research analyst may participate in efforts to solicit investment banking business of an affiliate. Accordingly, no research analyst may, among other things, participate in any "pitches" for investment banking business to prospective investment banking clients, or have other communications with companies for the purpose of soliciting investment banking business;

     o    No research analyst may be subject to the supervision by an affiliate's investment banking department, and no personnel engaged in investment banking activities may have any influence or control over the compensatory evaluation of a research analyst;

     o    Trusco receives no compensation from any of the recommended subject companies;

     o    Neither do Trusco's Portfolio Managers nor its Research Analysts have access to credit files or systems of any affiliates;

     o    Offices of Trusco are located in separate locations, and in some instances, different states;

     o    The Trusco Investment Policy Committee, the members of which are all employees of Trusco and all Trusco Portfolio Managers make the investment decisions for those accounts which Trusco has investment discretion. Committee meeting minutes are reviewed by senior management;

     o    Securities of companies with which Trusco has an affiliation by way of its relationship with SunTrust Banks, Inc., i.e. SunTrust
          director-related securities, are strictly prohibited from being purchased in accounts for which Trusco has investment discretion;

     o    To address material conflicts of interest, as defined by the SEC, involving Trusco relationships, the Trusco Proxy Voting Committee will engage the services of an independent fiduciary voting service to vote on any proxies for securities for which the Committee determines a material conflict of interest exists so as to provide shareholders with objective proxy voting;

     o    The STI Classic Funds are chaired by an independent Trustee. Further, greater than 75% of the Board of Trustees is considered independent;

Additionally, Trusco shall, upon request of its public pension fund clients:

     o    Provide annually a list of all clients that are publicly-held companies;

     o    Disclose annually the manner in which its portfolio managers and research analysts are compensated, including but not limited to any compensation

     resulting from the solicitation or acquisition of new clients or the retention of existing clients;

     o    Report quarterly the amount of commissions paid to broker-dealers, and the percentage of commissions paid to broker-dealers that have publicly announced that they have adopted the Investment Protection
          Principles;

     o    Confirm that it considers the quality and integrity of the subject company's accounting and financial data, including the its 10-K, 10-Q and other public filings and statements, as well as whether the company's outside auditors also provide consulting or other services to the company;

     o    Confirm that when deciding whether to invest State or Pension Fund moneys in a company, it considers the corporate governance policies and practices of the subject company;

     o    Confirm that it has the policies and procedures in place to enforce prohibitions against short-term trading and late trades in the STI
          Classic Funds.

DEFINITIONS

For purposes of this policy, the following terms shall be defined as provided.

(1) "Investment banking department" means any department or division that performs any investment banking service.

(2) "Investment banking services" include, without limitation, acting as an underwriter in an offering for the issuer, acting as a financial adviser in a merger or acquisition, providing venture capital, equity lines of credit, or serving as placement agent for the issuer.

(3) "Research analyst" means the associated person who is primarily responsible for the recommendation of a security whether or not any such person has the job title of "research analyst."

(4) "Research department" means any department or division, whether or not identified as such, that is principally

responsible for preparing the substance of a research report or security recommendation.

(5) "Research report" means a written or electronic communication that includes an analysis of equity securities of individual companies or industries, and that provides information reasonably sufficient upon which to base an investment decision.

(6) "Subject company" means the company whose equity securities are the subject of a research report or a recommendation.

5:6.2    DIRECTOR-RELATED COMPANY POLICY

REVISED APRIL, 2005

The firm, when exercising investment discretion, shall not purchase or recommend the purchase of any/all securities, debt, convertible, equity or hybrid, issued or guaranteed by:

         1) SunTrust Banks, Inc.

The firm, when exercising investment discretion, shall not purchase or recommend the purchase of any EQUITY SECURITIES issued or guaranteed by:

         1) Publicly traded companies or subsidiaries whose CEO or CFO is also a member of the Board of Directors of SunTrust Banks, Inc. or Trusco
         Capital Management, Inc.

         2) Publicly traded companies or subsidiaries whose boards' include a member of the Trusco Board of Directors

Securities acquired before adoption or amendment of this Policy that would act to prohibit such an acquisition and which have a fixed maturity, may be held to maturity. Securities in that category which do not have a fixed maturity shall be disposed of within in a reasonable time after that adoption or amendment in a manner consistent with the investment guidelines of the account and needs of the client.

For accounts where investment discretion is duly delegated pursuant to the governing document or applicable law for the account to an independent investment manager having no affiliation to SunTrust Banks, Inc., the provisions of this Policy shall not apply to the independent investment manager.

Exceptions to this Policy may be approved by the relevant official committee,
Trusco CCO, STI Classic Fund CCO and STI Classic Funds and Variable Trusts Board
of Trustees as appropriate under the following instances:

         1) Purchases made to duplicate an index for which the bank does not determine the basis for the allocation of assets.

         2) An external Powerholder with respect to an account duly exercises that power to direct the bank/firm/company in writing to purchase such a security or to retain current holdings of those securities, after the bank/firm/company has disclosed its relationship with the issuer to the
         Powerholder.

Please see Exhibit N for a listing of these restricted securities.

5:6.3 PROFESSIONAL GROUPS

Trusco recognizes that its business involves the management and coordination of large sums of money. Such management requires the use of practicing lawyers, accountants, brokers, actuaries, consultants and other professionals.
Accordingly, it is Trusco's policy to work judiciously and objectively with these professional groups in meeting the needs and objectives of its clients.

5:6.4    PERSONAL

A conflict of interest exists when a Trusco employee or officer is involved in activities or relationships which might prevent the proper exercise of his or her duties and obligations to the company.

Circumstances which give the appearance of a conflict of interest should be avoided, or at least carefully examined

since the reputation of the company and the individual may be injured by the appearance as well as by the facts.

In addition to adhering to the Trusco Code of Ethics all personnel of Trusco shall observe the Code of Business Conduct and Ethics of SunTrust Banks, Inc.
and the specific restrictions contained within this policy manual on the following pages dealing with conflicts of interest.

Information which comes to us or to Trusco through our work or business contacts is privileged and confidential. It is not to be used for the benefit of us or other clients when it affects the interests of others. Safeguarding the confidentiality of matters entrusted to us by our clients is our first obligation to the client.

Demands on our time and commitment that might bring about conflicts of interest should be known to our associates and resolved in favor of the best interests of the Company. Consultation with supervisors and management is appropriate where there may appear to be an issue.

Employees violating either the Trusco Code of Ethics or the SunTrust Code of
Business Conduct and Ethics may be subject to disciplinary action including termination.

5:6.5 OUTSIDE DIRECTORSHIPS AND BUSINESS INTERESTS

Written approval by the President, or his or her designee, is required before any officer or employee may serve as a director or Trustee of any corporation.
Any significant interest in a business by an officer or employee of Trusco shall be reported to the President by said officer or employee. Furthermore, any employee who accepts another position outside of Trusco must report this action to the Trusco Compliance Department using the Outside Activities Report form upon being hired, annually thereafter, and also if an employee is considering a new position outside of Trusco. Generally, no access person may accept a position as a director or trustee of a publicly-traded company whether or not the position provides compensation in any form. Exceptions to this policy are not permitted without prior written approval by Trusco (and, if applicable, by the Board of Trustees of the Funds).

5:6.6 COMPETING WITH AFFILIATES

No officer or employee of Trusco may take for him or herself an opportunity which belongs to the Company. Whenever the Company has been seeking a particular business opportunity, or the opportunity has been offered to it, or the
Company's funds, facilities, or personnel have been used in developing the opportunity, the opportunity rightfully belongs to the Company and not to officers or employees who may be in a position to direct the opportunity to him or herself or others.

Under no circumstances shall any officer or employee engage in any outside activity for compensation that utilizes any of the services or facilities of
Trusco. The specific types of outside activities that may produce a conflict of interest include:

         1.       Employment with a company, or personally engaging in any
                  activity, that is in competition with the Company.

         2.       Rendering investment counsel or other advice based upon
                  information, reports, or analyses that are accessed primarily from or through Trusco employment.

         3.       Personal use of Trusco equipment, supplies or facilities.

5:6.7 CLIENT RELATIONS

No officer or employee of Trusco, or any member of his or her immediate family shall acquire any real, tangible or intangible property of any kind when he or she has knowledge that a Trusco, SunTrust, or any present or potential client whose plans has been disclosed, may lease, rent, or acquire said property in the near future.

No officer or employee of Trusco shall act for themselves or disclose to others any material non-public information related to securities that are publicly held. All officers and employees shall conduct themselves in such a manner that transactions for their clients have priority over personal transactions, and personal transactions do not operate adversely to client interest. Officers and employees should act with impartiality with respect to all clients.

Trusco shall not sell, rent or lease to nor purchase, rent or lease from any officer or employee (or member of his or her immediate family) of SunTrust
Banks, Inc. and its subsidiaries, any real, tangible, or intangible property of any kind. This shall not apply when the officer or employee is related to the account, by blood or marriage, and there is authority for the transaction in the governing instrument of the account.

5:7  GIFTS AND ENTERTAINMENT

Rule 206(4)-3 of the U.S. Securities and Exchange Commission ("SEC") regulates
Trusco's policy on giving and accepting gifts.

DEFINITIONS

(1) GIFTS are defined as any tangible item(s) given as a result of a business relationship for which the recipient does not pay fair market value. Note:
tickets given to sports or theater events where Trusco is not represented by an employee shall be considered a gift.

(2) ENTERTAINMENT shall mean a recreational activity for the amusement of an employee or outside party, such as meals, theater or sporting tickets, and other social events.

(3) "OUTSIDE PARTY" shall refer to any one source, such as a brokerage firm, client, vendor, or competitor.

(4) ERISA ACCOUNT OFFICIAL shall mean an ERISA plan fiduciary, such as a plan trustee, plan administrator, or members of the plan's investment committee

GENERAL POLICY

Gifts and entertainment must be reasonable in terms of frequency and value.
However, it may be reasonable to give or accept gifts of exceptional value under certain limited circumstances (for example, annual championship sporting events).

Unsolicited promotional material general in nature and of nominal value, such as pens, t-shirts, or other similar items, are permitted provided they are occasional, do not violate ERISA or individual client policies, and do not involve a commitment in connection with the transaction of business.

Due to the number of possible situations encountered daily by Trusco employees, this policy will not address every such instance that an employee may encounter.
Therefore, the expectation is that all Trusco employees shall conduct themselves as professionals with the capacity to exercise sound business judgment. The decision to accept or decline gifts requires careful judgment.
Trusco employees must carefully weigh the business interest involved against possible public perception when accepting or giving gifts or entertaining.

5:7.1 GIFTS

GIVING GIFTS

Typically, business gifts are designed to build and/or enhance the relationship or goodwill between the recipient and donor. Ethical problems arise when these acts compromise an individual's ability to make objective and fair business decisions. Unfortunately, even the perception of compromise to an outside observer can be very damaging to the image of an investment adviser, and is certainly inconsistent with Trusco's high ethical standards and principles.

The Investment Advisers Act of 1940 does not prohibit a person associated with a registered investment adviser from giving gifts. However, Trusco employees must not give, or offer to give, gifts, favors, or other items of value that are or could be viewed as overly generous or aimed at influencing the decision-making process or individuals. Nor can the gift be such that the recipient feels in any way obligated to provide business or other forms of compensation back to the firm or associated person.

ACCEPTING GIFTS

Trusco employees must not accept gifts, favors, or other items of value which could influence the individual's decision-making process or make the person feel obligated to the client, potential client or other outside parties.

TIPS FOR GIVING AND ACCEPTING GIFTS

To avoid the appearance or the reality of improprieties, Trusco employees should observe the following guidelines when deciding whether or not to give or accept certain gifts:

     A.   USUALLY ACCEPTABLE

          o    Gifts, such as merchandise or products of $100 annually, or less.
               Flowers, gift and fruit baskets for reasonable occasions such as holidays, birthdays, promotions, anniversaries, funerals,
               illnesses, etc.

          o    Promotional items of nominal value, such as pens, calendars, coffee mugs, golf balls, etc.

          o    Donation of approximately $100 to a charitable organization on behalf of the intended recipient.

     B.   REQUIRES PRIOR APPROVAL BY CFO AND CHIEF COMPLIANCE OFFICER

          o    The acceptance or offer of Non-Trusco paid transportation, hotel or other associated accommodations.

          o    Annual gift amounts greater than $100.

     C.   NEVER ACCEPTABLE

          o    Cash, cash equivalent, or securities.

          o    Any gift that would be illegal or result in any violation of law.

          o    Articles of significant value.

          o    Personal loans.

          o    Gifts in lieu of or as a predesigned substitution for business compensation.

          o    Gifts to a client who has submitted, or threatens to submit, a complaint about an employee or Trusco. (Notify the CCO of any such complaint immediately-see Section 10:12 for policy and procedure related to Client Complaints.)

          o    Any gift that you know would cause the recipient to violate his or her own employer's or industry standards.

          o    An arrangement of "quid pro quo," an expression meaning
               "something for something."

5:7.2 ENTERTAINMENT

Employees and associated persons of Trusco are permitted to entertain, and be entertained by persons outside the Firm provided that the entertainment is not excessive in value or frequency. Entertainment situations may only be used to foster and promote business relationships with clients or potential clients and not for payment to friends or for other non-business-related personal gains.

To avoid the appearance or reality of improprieties, Trusco employees should observe the following guidelines when deciding whether or not to provide or accept certain entertainment:

TIPS FOR GIVING AND ACCEPTING ENTERTAINMENT

     A.   USUALLY ACCEPTABLE

          o    Occasional business entertainment, such as lunch, dinner,
               theater, or regular sporting event tickets and the like, may be appropriate if cost is reasonable.

          o    A round of golf.

          o    Seminar or conference attendance/participation

          o    Invitation to cocktail party.

          o    Donation to a recognized charitable organization on behalf of the intended recipient.

     B.   REQUIRES PRIOR APPROVAL FROM CFO AND CCO ON A CASE-BY-CASE BASIS

          o    Event sponsorships and charitable contributions.

          o    Tickets to special events, such as a Super Bowl, World Series, or
               Stanley Cup game.

          o    Entertainment lasting more than one day, such as overnight cruises, hunting, fishing, or skiing trips.

     C.   NEVER ACCEPTABLE

          o    Any entertainment or event that would be considered unethical, illegal or result in any violation of law.

          o    Payment of annual golf club membership dues.

          o    Discretionary use of personal property.

          o    Season tickets.

          o    Vacations, or other lavish trips.

     Excessive cost shall be measured relative to differences in the cost of living.

5:7.3 SEIX ADVISORS

Permitted: attendance at Road Shows or other meetings with industry executives where lunch or dinner is part of the meeting. Lunches where brokers come to the
Seix office (eaten either in the office or at a restaurant) or where the Seix employee has been at the broker's office and is then taken to lunch, provided that there is a business purpose to the meeting and business is discussed during the session. These lunches or dinners must also be reported to the Group Head and Compliance Officer prior to attendance but will not be included in the limits below as long as they are not excessive.

Limitations: each Investment Group - High Grade Group & High Yield Group - is
limited to four dinners with each brokerage firm with whom we do business per year, provided that there is a business purpose to the meeting and business is discussed during the session. The Head of each Investment Group must monitor the
Group's entertainment with different brokerage firms and must pre-approve each before it is forwarded to the Compliance Officer for final sign-off.

Entertainment excluded: attendance at Road Shows or other meetings with industry executives where lunch or dinner is part of the meeting. Also excluded are lunches where brokers come to the Seix office and provides food for the meeting.
These lunches must also be reported to the Group Head and Compliance Officer prior to attendance. Holiday parties and golf outings will not be prohibited, provided there are a number of clients present, and it is not a one-on-one situation.

Prohibitions: employees are not allowed to accept any entertainment by a broker other than lunch or dinner. This includes, but is not limited to, sporting events, any event tickets, tournaments, theater, charity functions, etc.

Implementation: if personnel from the High Grade Desk are going to dinner and include any employee from the High Yield Group, then the dinner will count towards both the High Yield and High Grade Groups' four dinners for the year.

Car Services: as has been the case to date, employees being entertained will continue to minimize the use of car services provided by brokers, by sharing rides to events and taking their own personal cars to events when safe and possible. Car services, in general, and events outside the NY Metropolitan Area are not permitted.

Note: the misrepresentation of a business entertainment situation, or neglecting to preclear or report participation in business entertainment, is grounds for termination. Seix takes its fiduciary duties towards its clients very seriously, and expects that its employees, as fiduciaries to Seix's clients, do so as well.

5:7.4 NASD LICENSE AND CFA CHARTER HOLDERS

     Affiliation with certain industry organizations such as the NASD or CFA
     Institute will occasionally subject the employee/member to additional and more restrictive policies, as is the case of Gifts and Entertainment.

     5:7.4.1 NASD

     Certain Trusco employees hold active NASD licenses and are subject to NASD regulations. NASD Rules 2710 and 2810 relate to the receipt of non-cash compensation by NASD members. Furthermore, because certain employees are dual employees of SunTrust Securities, Inc. ("STS"), they are also subject to the Non Cash Compensation policies and procedures of STS. Trusco employees serving in this dual role must always adhere to the more restrictive policy on this subject.

     Generally, a registered representative of STS is permitted to accept gifts, provided that the amount of the gifts do not exceed $100 annually from any one source, and the gift cannot be preconditioned on achievement of a sales target. All gifts and gratuities should be recorded using the STS Gift and
     Gratuities Log, which can be found in the SunTrust

     Securities, Inc. Supervisory Policies and Procedures Manual provided to you by your licensed supervisor.

     5:7.4.2 CFA CHARTER HOLDERS

     CFA Charter Holders are further subject to certain additional policies and procedures included under the CFA Institute Standards of Practice. All personnel who hold such designations, should refer to the CFA Institute Web
     Site or published manuals for complete rules and recommendations. One CFA
     Standard has been interpreted to state that members should avoid situations that may cause, or be perceived to cause, a loss of independence and objectivity. Members should limit the dollar value of gifts (such as travel, lodging, entertainment, and meals) to US$100. Accepting invitations to activities such as wine tasting parties, theater, and ski weekends would likely violate the Standard. Members who wish to participate in such activities should pay their own way.

     CFA Charter Holders are expected to adhere to both Trusco policies and to the CFA Standards, as applicable and where the two policies overlap, the more restrictive policies should be followed.

     Please see pages 79-85 of the Standards of Practice Handbook for additional information.

5:7.5 POLITICAL CONTRIBUTIONS

     5:7.5.1 PAY TO PLAY-DEFINITION

     Public pension plan assets are held, administered and managed by elected officials for the benefit of citizens, retirees, and other beneficiaries.
     Elected officials who allow political contributions to play a role in the management of these assets violate the public trust by rewarding those who make political contributions. Moreover, they undermine the fairness of the process by which public contracts are awarded. Similarly, investment advisers seeking to influence the awarding of public entity advisory contracts,

     through solicitation or direct political contributions to related officials, compromise their fiduciary obligations to the plans. These practices known as "pay-to-play" distort the process by which investment advisers are selected and can harm plans, which may, consequently, receive inferior advisory services and/or pay higher fees. As a result, the millions of retirees and other beneficiaries who rely on these plans can be harmed. The SEC believes advisers' participation in pay-to-play is inconsistent with the high standards of ethical conduct required of them under the Investment Advisers Act. Furthermore, such practices are unacceptable to ERISA clients, certain trusts, and general industry standards.

     Trusco employees are PROHIBITED from engaging in "pay-to-play" activities.

     5:7.5.2 PERSONAL CONTRIBUTIONS TO A POLITICAL CANDIDATE

     As is standard industry practice, Trusco employees are limited to contributing $250 to any one individual candidate per election in personal contributions unless approved by senior management and the Chief Compliance
     Officer.

     5:7.5.3 CORPORATE CONTRIBUTIONS TO A POLITICAL FIGURE OR PARTY

     No payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for Trusco or influencing any decision on its behalf.

     The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures in connection with federal elections. Therefore, Trusco may not make contributions to US Federal political parties or candidates.

     Corporate contributions to political parties in jurisdictions not involving
     U.S. Federal Elections may

     be subject to the Foreign Corrupt Practices Act, Elections Law and other regulations which impose severe penalties on corporations and individuals who violate these laws and regulations. Therefore, Trusco may not make contributions to political parties or candidates outside the U.S.

     No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official for the purpose of securing business for Trusco or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict. For example, if Trusco does business with a particular governmental entity or official, employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to Trusco.

     Entertainment and other acts of hospitality toward government or political officials should never compromise the integrity or reputation of the official or of Trusco. When hospitality is extended, it should be with the expectation that it will become a matter of public record.

5:7.6 REGULATORS

     NASD Rule 2110 and the Investment Advisers Act Rule 206(4) prohibits the giving of any and all compensation, gifts, gratuities or entertainment to federal, state or SRO securities regulators. Any attempt to give gifts or money to any agent of the Commission may be construed as bribery, which is a violation of federal law.

5:7.7 ERISA ACCOUNT OFFICIALS

     Trusco employees are prohibited from accepting any gift or entertainment from an ERISA account official.

PROCEDURES

In the event a gift(s) is offered to a Trusco employee

          (i)  from one outside party;

          (ii) that is greater than $100 in value

          (iii) in a twelve month period, the following should occur:

     (1)  The gift(s) must be declined;

     (2)  The employee must report the offer of the gift(s), the name of the offeror and the business relationship status (client, prospective client, broker, vendor, etc.) to his or her supervisor and Trusco
          Compliance; and

     (3)  Compliance must record the offer and review the record annually to determine if a conflict of interest is present.

INTERNAL CONTROLS

Annually, each Trusco employee is required to read the Trusco Code of Ethics, sign, and submit the acknowledgment form to Trusco Compliance. By signing the form the employee explicitly states that he/she has not violated the policies contained in the Code. Violating this policy would result in the violation of the Trusco Code of Ethics.

Documentation for client entertainment (i.e. tickets, meals, etc.) is maintained through the Trusco Expense Reporting System which includes the client name, individuals entertained, purpose, expense type, etc. Quarterly, Compliance will review expense reports to ensure compliance with the policies and procedures stated herein.

Annually, Compliance shall review:

     1.   A list of all brokerage-paid entertainment accepted by Trusco employees, compare the list to the commission report provided by the
          Trading and Operations Department to identify obvious or potential conflicts of interests.

     2.   A list of all client-related giving or entertaining, comparing the list to account

          performance results for each discipline to identify obvious or potential conflicts of interest.

Trusco paid sponsorships, charitable contributions, event participation, etc., are tracked in the EDGE system and also in a separate spreadsheet by the assistant to the CFO. Payment in relation to these types of activities requires the advance approval of the CFO, Controller, or the Executive Vice President,
and shall be consistent with this policy.

As with all policies, personnel may submit requests that fall outside the scope of the information provided herein. Extenuating circumstances may be considered but only upon the submission of all facts and reasons to the Chief Compliance
Officer and other appropriate senior managers. Violations of this policy shall subject the employee to possible disciplinary action, including but not limited to dismissal for cause.